Exhibit (a)(1)(I)
ACKNOWLEDGMENT OF RECEIPT OF DOCUMENTS
RELATING TO THE ACTEL OFFER TO EXCHANGE
     By my signature below I hereby acknowledge that on the date set forth below, I received the following documents from Actel Corporation:
     1. A copy of the Actel Corporation Offer to Exchange Certain Outstanding Options for Restricted Stock Units, dated December 1, 2005 (the “Offer to Exchange”);
     2. Cover letter from Barbara McArthur and David L. Van De Hey, dated December 1, 2005, relating to the Offer to Exchange;
     3. A copy of the Election Form for the Offer to Exchange;
     4. A copy of the Withdrawal Form for the Offer to Exchange; and
     5. A list of my stock options that are eligible for the Offer to Exchange.

Name (Please Print)	Signature	Date